Exhibit 4.1

SECOND AMENDMENT TO

RIGHTS AGREEMENT

BETWEEN

ORCHID CELLMARK INC.

AND

AMERICAN STOCK TRANSFER & TRUST COMPANY

This Second Amendment to Rights Agreement (the “Amendment”) is made as of this 5th day of April, 2011 by and between Orchid Cellmark Inc. (f/k/a Orchid BioSciences, Inc.), a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of July 27, 2001, as amended on March 31, 2003 (collectively, the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of the Agreement and Plan of Merger by and among Laboratory Corporation of America Holdings, a Delaware corporation (“Parent”), OCM Acquisition Corp., a newly-formed Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and the Company (the “Merger Agreement”), pursuant to which, among other things, (i) Purchaser will commence a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and (ii) Purchaser shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation;

WHEREAS, the Company desires to amend the Rights Agreement prior to entering into the Merger Agreement to render the Rights inapplicable to the Merger Agreement, the Offer, the Top-Up Option (as defined in the Merger Agreement), the Merger and the other transactions contemplated by the Merger Agreement;

WHEREAS, Section 27 of the Rights Agreement provides that prior to the Final Amendment Date, the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock; and

WHEREAS, pursuant to resolutions adopted at a duly convened special meeting of the Board held on April 5, 2011, the Board has determined that it is in the best interests of the Company and its stockholders and consistent with the objectives of the Board in adopting the Rights Agreement, to amend the Rights Agreement in the manner set forth herein prior to entering into the Merger Agreement to except from the operation of the Rights Agreement the Merger Agreement, the Offer, the Top-Up Option (as defined in the Merger Agreement), the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the proper alphabetical order:

“‘Acceptance Time’ shall have the meaning set forth in the Merger Agreement.”

“‘Merger Agreement’ shall mean the Agreement and Plan of Merger dated as of April 5, 2011, by and among the Company, Parent and Purchaser, as it may be amended and/or restated from time to time.”

“‘Merger’ shall have the meaning set forth in the Merger Agreement.”

“‘Offer’ shall mean the cash tender offer provided for in the Merger Agreement, as such offer may be amended from time to time.”

“‘Parent’ shall mean Laboratory Corporation of America Holdings, a Delaware corporation.”

“‘Purchaser’ shall mean OCM Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent.”

“‘Top-Up Option’ shall have the meaning set forth in the Merger Agreement.”

“‘Transactions’ shall mean (i) the announcement, approval, execution, delivery or amendment of the Merger Agreement, (ii) the announcement, commencement, performance or amendment of the Offer, or the acceptance for payment of, or purchase or payment for, shares of Common Stock pursuant to the Offer, (iii) the announcement or consummation of the Merger or the Top-Up Option, or (iv) the announcement, performance or consummation of any of the other transactions with Parent or Purchaser as contemplated by the Merger Agreement.”

2. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of such definition:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, neither Parent nor Purchaser nor any of their Affiliates or Associates are, nor shall any of them be deemed to be, an Acquiring Person by virtue of any of the Transactions.”

3. The definition of “Adverse Person” set forth in Section 1(d) is hereby amended by adding the following sentence to the end of such definition:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, neither Parent nor Purchaser nor any of their Affiliates or Associates are, nor shall any of them be deemed to be, an Adverse Person by virtue of any of the Transactions.”

4. The definition of “Beneficial Owner” and “beneficially own” set forth in Section 1(h) of the Rights Agreement is hereby amended by adding the following sentence to the end of such definition:

“Notwithstanding anything in this definition to the contrary, neither Parent, Purchaser nor any of their Affiliates or Associates, shall be deemed to be the Beneficial Owner of, nor to beneficially own, any of shares of Common Stock by virtue of any of the Transactions.”

5. The definition of “Distribution Date” set forth in Section 1(q) of the Rights Agreement is hereby amended by adding the following proviso at the end of such definition:

“; provided, however, that notwithstanding the foregoing, a Distribution Date shall not occur or be deemed to have occurred as a result of any of the Transactions.”

6. The definition of “Section 11(a)(ii) Event” set forth in Section 1(jj) of the Rights Agreement is hereby amended by adding the following proviso at the end of such definition:

“; provided, however, that notwithstanding the foregoing, a Section 11(a)(ii) Event shall not occur or be deemed to have occurred as a result of any of the Transactions.”

7. The definition of “Section 13 Event” set forth in Section 1(ll) of the Rights Agreement is hereby amended by adding the following proviso at the end of such definition:

“; provided, however, that notwithstanding the foregoing, a Section 13 Event shall not occur or be deemed to have occurred as a result of any of the Transactions.”

8. The definition of “Stock Acquisition Date” set forth in Section 1(nn) of the Rights Agreement is hereby amended by adding the following sentence to the end of such definition:

“Notwithstanding anything else set forth in this Agreement, a Stock Acquisition Date shall not be deemed to have occurred as a result of any of the Transactions.”

9. The definition of “Triggering Event” set forth in Section 1(rr) of the Rights Agreement is hereby amended by adding the following sentence to the end of such definition:

“Notwithstanding anything else set forth in this Agreement, a Triggering Event shall not be deemed to have occurred as a result of any of the Transactions.”

10. Section 3(a) of the Rights Agreement shall be amended by adding the following sentence to the end thereof:

“Notwithstanding anything else set forth in this Agreement, a Distribution Date shall not occur or be deemed to have occurred as a result of any of the Transactions.”

11. Section 7(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23 hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase set forth on the reverse side thereof and the certificate contained therein completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which the Rights expire pursuant to Section 13(d) hereof, (iv) the time at which the Rights are exchanged as provided in Section 24 hereof or (v) the Acceptance Time, whereupon, in each case, the Rights shall expire (the earliest of (i), (ii), (iii), (iv) or (v) being herein referred to as the “Expiration Date”).”

12. Section 11(a)(ii) of the Rights Agreement is amended to add the following sentence to the end thereof:

“Notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 11(a)(ii) as a result of any of the Transactions.”

13. Section 13(a) of the Rights Agreement is amended to add the following sentence to the end thereof:

“Notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 13(a) as a result of any of the Transactions and neither Parent, Purchaser nor any of their Affiliates or Associates shall be deemed to be a Principal Party as a result of any of the Transactions.”

14. Section 15 of the Rights Agreement is amended to add the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to give any registered holder of the Rights Certificates (or, prior to the Distribution Date, the registered holders of the Common Stock) or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any of the Transactions.”

15. A new Section 25(c) is hereby added to the Rights Agreement, reading in its entirety as follows:

“(c) Notwithstanding the foregoing or any provision to the contrary in this Agreement, the Company shall not be required to give any notice contemplated by this Section 25 in connection with the Transactions, provided that the Company will endeavor to provide the Rights Agent with notice of the Acceptance Time.”

16. A new Section 35 is hereby added to the Rights Agreement, reading in its entirety as follows:

“Section 35. Termination. Notwithstanding anything herein to the contrary and subject to the earlier termination of this Agreement, immediately prior to the Acceptance Time, this Agreement shall terminate and shall have no further force and effect and the Rights shall expire and become null and void, without payment, liability or obligation on the part of the Company, the Rights Agent or the holders of any Rights.”

17. Effect of Termination of Merger Agreement. This Amendment shall terminate automatically and be of no further force and effect from and after any termination of the Merger Agreement, whereupon the Rights Agreement shall automatically be the same as it existed immediately prior to the execution and delivery of this Amendment; provided that for the avoidance of doubt, such termination of this Amendment shall not affect the validity and effect of this Amendment prior to such termination. In the event of any termination of the Merger Agreement, the Company shall promptly deliver to the Rights Agent a notice of such termination.

18. Definitions. Terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement. Subject to Section 17 of this Amendment, the term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment.

19. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

20. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

21. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

22. Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

23. Effectiveness. This Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:		ORCHID CELLMARK INC.

By:	/s/ William J. Thomas	By:	/s/ James F. Smith
Name:	William J. Thomas	Name:	James F. Smith
Title:	Vice President and General Counsel	Title:	Vice President & Chief Financial Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Cindy Armenia	By:	/s/ Isaac J. Kagan
Name:	Cindy Armenia	Name:	Isaac J. Kagan
Title:	Assistant Vice President	Title:	Vice President